Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Carolyn Beaver	Rachel Kennedy
Senior Vice President and Chief Financial Officer	Media Contact
Sequenom, Inc.	inVentiv Health PR Group
858-202-9028	858-449-9575
investorrelations@sequenom.com	rachel.kennedy@inventivhealth.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2015

Improved Cash Burn with Increased Patent Pool Licensing Revenues

SAN DIEGO, Calif. - August 5, 2015 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, today reported total revenues of $32.8 million for the second quarter of 2015, a decrease of 18% compared to revenues of $39.8 million for the second quarter of 2014. Revenues for the second quarter of 2014 included approximately $6.1 million of incremental “catch-up” payments from payors for services performed in prior periods, as well as the incremental change for the conversion from cash to accrual accounting for certain payors. No significant catch-up collections were received in the second quarter of 2015, as the timeliness of collections has improved with additional payor contracts. Sequenom now has coverage for 172 million commercial lives and 40 million lives under Medicaid programs. The second quarter of 2015 had lower diagnostic services revenues compared to the second quarter of 2014 by approximately $3 million, associated with the conversion of a referring laboratory partner to a patent pool licensee.

License revenues increased to $1.9 million for the second quarter of 2015, compared to $0.4 million for the second quarter of 2014, reflecting the increase in test fees under the Pooled Patents Agreement that was signed in December 2014.

Cash burn for the second quarter of 2015 was $2.9 million, compared to $4.1 million in the same period of 2014. The second quarter 2015 cash burn excludes payment of costs related to the convertible debt exchange of $1.6 million. The loss from continuing operations before income taxes decreased by 41% to $9.0 million for the second quarter of 2015 as compared to $15.3 million for the second quarter of 2014.

“We are pleased with the improvement in our operations and cash burn,” said Bill Welch, President and Chief Executive Officer of Sequenom, Inc. “As expected, we increased revenues from global patent pool licensees while we saw a decline in test volume from some referring laboratory partners as they entered the patent pool.”

Diagnostic services revenues are recorded primarily on a cash basis with accrual accounting used for several third-party payors and for client bill arrangements. In total, over 36% of Sequenom’s diagnostic services revenues in the second quarter of 2015 are accounted for on the accrual basis of accounting.

Total patient samples accessioned decreased by 12% to 44,400 patient samples during the second quarter of 2015, compared to the prior year second quarter. Approximately 36,400 of those patient samples accessioned were for the MaterniT21® PLUS laboratory-developed test (LDT), which is a decrease in testing volume of 11% compared to the second quarter of 2014. This decline primarily reflects the strategic shift of certain business from direct testing to tests performed by a licensee, for which Sequenom receives license revenues. MaterniT21 PLUS test sample volume, after excluding this shift of samples, declined slightly in the second quarter of 2015.

Gross margin for the second quarter of 2015 was 49%, as compared to gross margin of 44% for the second quarter of 2014. This improvement is attributable primarily to the improved cost efficiencies in processing patient samples. Total cost of revenues decreased to $16.6 million for the second quarter of 2015, compared to $22.4 million for the prior year period. Cost of revenues decreased primarily due to the change in volume and continued cost improvements to Sequenom Laboratories’ existing tests.

Total operating expenses excluding cost of revenues for the second quarter of 2015 were $23.2 million, as compared to total operating expenses of $30.6 million for the second quarter of 2014. The decrease is mainly due to reductions in litigation expense, research and development expense, facilities expense, and stock compensation expense, partially offset by the increase of $1.6 million due to the convertible note exchange transaction costs.

The operating loss for the second quarter of 2015 was $7.0 million, as compared to a loss of $13.2 million for the same period in 2014. Net loss from continuing operations for the second quarter of 2015 was $9.0 million or $0.08 per diluted share, as compared to a net loss of $8.4 million, or $0.07 per share, for the same period in 2014.

Unrecorded accounts receivable for tests performed are estimated to be $27 to $30 million as of June 30, 2015. This range has declined by $2 million, compared to the estimates in the prior quarter.

As of June 30, 2015, total cash, cash equivalents, and marketable securities were $86.8 million.

Operational updates and highlights:

•
There are now 32 participants in the patent pool, including Sequenom and Illumina. Many of those licensees are in the process of developing and validating a noninvasive prenatal test to be performed in their own laboratories.

•
Sequenom Laboratories announced the launch of the MaterniT™ GENOME test for the third quarter. Initial performance data was shared at the 19th International Conference on Prenatal Diagnosis and Therapy (ISPD) in Washington D.C.

•
During the quarter, a peer-reviewed article published in Prenatal Diagnosis reported on Sequenom Laboratories’ clinical experience with microdeletion testing, with positive predictive values (PPVs) ranging between 60% and >99%. The PPVs for microdeletions included in the MaterniT21 PLUS test are far superior to the PPVs of competitive NIPT tests, which average from 5% to 31% according to information available in the public domain.

•	Sequenom made significant progress in its oncology program and remains on track to launch a liquid biopsy test for research use in the second half of 2015.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter ended June 30, 2015. Management uses non-GAAP financial measures because it believes that a cash flow metric incorporating cash used by operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported cash burn as a non-GAAP financial measure. This non-GAAP financial measure is not in accordance with or an alternative to GAAP.
Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities plus purchases of property, equipment and leasehold improvements, and payments on long-term obligations, less cash paid for the convertible debt exchange costs. The reconciliations of cash used by operating activities, the GAAP measure most directly comparable to cash burn, is provided on the attached schedule.

Conference Call Information
A conference call to discuss the second quarter results will take place today, August 5, at 5:00 p.m. EDT (2:00 p.m. PDT) and will be webcast live on the Sequenom Website. To access the live teleconference call, dial 877-883-0383 in the U.S. and Canada, and 412-902-6506 for other international callers. Please use code 4868059. For interested parties unable to listen to the live conference call, a replay will be available through Friday, September 4, 2015. The replay will be accessible by dialing 877-344-7529 or 412-317-0088 international toll or Canada toll free at 855-669-9658, and entering the conference number 10069178.
The conference call webcast is also accessible through the "Invest" section of the Sequenom website at www.sequenom.com/invest. An online replay will be available following the initial broadcast until Friday, September 4, 2015.

About Sequenom
Sequenom, Inc. (NASDAQ: SQNM) is committed to enabling healthier lives through the development of innovative products and services.  The Company serves patients and physicians by providing early patient management information. To learn how Sequenom is interpreting the genome to improve your life, visit www.sequenom.com.

About Sequenom Laboratories

Sequenom Laboratories, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus principally on prenatal care. Branded under the names HerediT™,

HerediT™ UNIVERSAL, MaterniT™ GENOME, MaterniT21® PLUS, NextView™, SensiGene® and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, and maternal fetal medicine specialists. Sequenom Laboratories is changing the landscape in genetic diagnostics using proprietary cutting edge technologies. Visit www.laboratories.sequenom.com and follow @SequenomLabs.

SEQUENOM®, HerediT™, MaterniT™ GENOME, MaterniT21® PLUS, NextView™, SensiGene®, VisibiliT™ and Sequenom Laboratories are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the development of innovative products and services, the anticipated launch of the MaterniT™ GENOME test in the third quarter and the anticipated launch of a liquid biopsy test for research use in the second half of 2015. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share information)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Diagnostic services, net	$30,891	$39,380	$66,595	$76,100
License	1,875	402	3,977	743
Total revenues	32,766	39,782	70,572	76,843
Costs and expenses:
Cost of revenues	16,595	22,410	35,902	45,180
Selling and marketing	8,359	7,920	16,845	16,479
Research and development	5,652	7,087	11,520	13,876
General and administrative	8,511	14,590	17,186	27,070
Restructuring costs and other charges	656	975	656	1,885
Total costs and expenses	39,773	52,982	82,109	104,490
Gain on pooled patents agreement	—	—	21,000	—
Operating income (loss)	(7,007)	(13,200)	9,463	(27,647)
Interest and other expense, net	(1,958)	(2,092)	(4,067)	(4,190)
Earnings (loss) from continuing operations before income taxes	(8,965)	(15,292)	5,396	(31,837)
Income tax benefit (expense)	(48)	6,928	(124)	6,804
Earnings (loss) from continuing operations	$(9,013)	$(8,364)	$5,272	$(25,033)
Discontinued operations:
Earnings from discontinued operations, net of tax	—	12,817	—	13,812
Net earnings (loss)	$(9,013)	$4,453	$5,272	$(11,221)

Net earnings (loss) per common share, basic
Continuing operations	$(0.08)	$(0.07)	$0.04	$(0.22)
Discontinued operations	$—	$0.11	$—	$0.12
Net earnings (loss)	$(0.08)	$0.04	$0.04	$(0.10)
Net earnings (loss) per common share, diluted
Continuing operations	$(0.08)	$(0.07)	$0.04	$(0.22)
Discontinued operations	$—	$0.11	$—	$0.12
Net earnings (loss)	$(0.08)	$0.04	$0.04	$(0.10)
Shares used in computing earnings (loss) per share
Basic	118,120	116,454	117,930	116,260
Diluted	118,120	116,454	118,684	116,260

SEQUENOM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and marketable securities	86,766	93,897
Accounts receivable, net	5,793	9,131
Inventories	3,520	6,516
Other current assets and prepaid expenses	6,129	12,112
Total current assets	102,208	121,656
Property, equipment and leasehold improvements, net	12,482	15,348
Other assets	21,928	24,067
Total assets	$136,618	$161,071

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$6,054	$6,089
Accrued expenses	15,127	22,155
Long-term debt and obligations, current portion	374	4,144
Other current liabilities	768	2,581
Deferred gain on pooled patents agreement	—	21,000
Total current liabilities	22,323	55,969
Long-term liabilities	135,341	136,266
Total stockholders' deficit	(21,046)	(31,164)
Total liabilities and stockholders' deficit	$136,618	$161,071

SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Six Months Ended June 30,
	2015	2014
Operating activities
Net earnings (loss)	$5,272	$(11,221)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Gain on pooled patents agreement	(21,000)	—
Earnings from discontinued operations, net of tax	—	(13,812)
Share-based compensation	3,407	6,467
Depreciation and amortization	5,716	6,363
Non-cash restructuring costs and other charges	386	1,885
Other non-cash items	576	568
Changes in operating assets and liabilities:
Accounts receivable	3,338	(2,987)
Inventories	2,996	6,592
Prepaid expenses and other assets	(475)	(144)
Accounts payable and accrued expenses	(7,047)	(4,928)
Deferred taxes (benefit)	342	(6,816)
Other liabilities	(1,857)	(153)
Net cash used in operating activities of continuing operations	(8,346)	(18,186)
Investing activities
Purchases of property, equipment and leasehold improvements	(1,626)	(551)
Purchases of marketable securities	(14,996)	(9,994)
Maturities of marketable securities	15,000	14,158
Net cash received from sale of segment	—	29,853
Proceeds from pooled patents agreement	6,000	—
Change in restricted cash	500	—
Net cash provided by investing activities of continuing operations	4,878	33,466
Financing activities
Payments on term loan and capital lease obligations	(3,934)	(3,814)
Proceeds from common stock issued under employee stock plans	282	885
Net cash used in financing activities of continuing operations	(3,652)	(2,929)
Discontinued operations
Net cash provided by operating activities of discontinued operations	—	2,816
Net cash used in investing activities of discontinued operations	—	(164)
Net cash provided by discontinued operations	—	2,652
Effect of exchange rate changes on cash and cash equivalents	(37)	—
Net increase (decrease) in cash and cash equivalents	(7,157)	15,003
Cash and cash equivalents at beginning of period	63,309	61,589
Cash and cash equivalents at end of period	$56,152	$76,592

SEQUENOM, INC.
RECONCILIATION OF CASH BURN
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Cash Burn:
Net cash used in operating activities	$1,148	$2,094	8,346	18,186
Purchases of property, equipment and leasehold improvements	1,337	146	1,626	551
Payments on long-term obligations	2,025	1,908	3,934	3,814
Payment of convertible note exchange transaction costs	(1,605)	—	(1,605)	—
Cash burn(1)	$2,905	$4,148	$12,301	$22,551

(1) See accompanying Non-GAAP Financial Measures section for description of adjustments.